EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2016 Second Quarter Financial Results

ELGIN, Ill., July 27, 2016 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the second quarter and first half of fiscal 2016, which ended June 18, 2016.

Second quarter and first half highlights include:

  Revenues decreased 2.9%, to $80.6 million, compared to $82.9 million in the second quarter of fiscal 2015.  Year-to-date revenues decreased 4.8%, to $159.0 million, compared to $167.0 million in the first half of fiscal 2015.  The year-over-year decrease in revenue was primarily due to the decline in oil product pricing, and specifically the approximate 27% decline in the market price for the type of base oil we sell.

  Our 2016 second quarter EBITDA was $7.5 million, which represents a 263% increase over the first quarter of fiscal 2016.  For the first half of fiscal 2016, EBITDA decreased 17% to $9.5 million compared to the first half of 2015.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services.  During the second quarter, Environmental Services revenues decreased $0.5 million, or 1.0% compared to the second quarter of fiscal 2015.  Environmental Services revenues decreased $1.1 million, or 1.0%, for the first half of 2016 compared to the first half of 2015.

  Same-branch revenues for our Environmental Services segment decreased 1.9% for the quarter, measured for the 80 branches that were in operation throughout both the second quarters of fiscal 2016 and 2015.  In the first half of fiscal 2016, same branch revenues decreased 0.4%.

  Average revenues per working day in the second quarter of fiscal 2016 in our Environmental Services segment were approximately $890,000, compared to $900,000 in the second quarter of fiscal 2015.

  Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities.  During the second quarter of fiscal 2016, Oil Business revenues decreased $1.9 million, to $28.1 million from $30.0 million in the second quarter of fiscal 2015.   During the first half of fiscal 2016, Oil Business revenues decreased $6.9 million, to $54.2 million from $61.1 million in the first half of fiscal 2015.  The revenue decrease was mainly due to lower selling prices for our base oil and RFO products, which was partially offset by higher base oil volume sales. The decline in revenue was further offset by increased revenue from used oil collection charges and stop fees of approximately $8.3 million during the first half of 2016.

  During the second quarter of fiscal 2016, the average spot market price for the type of lubricating base oil we produce declined over 27% compared to the second quarter of fiscal 2015.  However, the average spot market price during the second quarter was up approximately 12% compared to the first quarter of fiscal 2016.

  SG&A Expense for the second quarter of fiscal 2016 was $11.5 million compared to $10.6 million during the second quarter of fiscal 2015.  In the first half of fiscal 2016 SG&A expense was $23.7 million, compared to $21.7 million in the first half of fiscal 2015.  The increase in SG&A expense was due to unusually high legal expenses of $1.8 million during the second quarter of fiscal 2016 and $3.3 million for the first half of fiscal 2016.  The majority of these legal expenses pertain to matters stemming from our acquisition of FCC Environmental, including expenses incurred in connection with arbitration claims brought against the sellers of FCC Environmental in order to enforce our rights under the stock purchase agreement.  We are seeking reimbursement for legal fees incurred in these matters.

  Net income for the second quarter was $1.8 million compared to $2.0 million for the year earlier quarter.  Income per share was $0.08 in the second quarter of fiscal 2016 compared to $0.09 in the second quarter of fiscal 2015.  Net income for the first half was $0.1 million compared to net income of $1.0 million for the first half of fiscal 2015.  Earnings per share was $0.00 in the first half of fiscal 2016 compared to net income per share of $0.05 in the first half of fiscal 2015.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "We are pleased to report that during the second quarter we were able to generate positive operating margin in the Oil Business segment despite challenging commodity conditions at the beginning of the quarter.  This was the result of increased used oil collection charges and improved oil product pricing compared to the first quarter of fiscal 2016, as well as record base oil production at our re-refinery.  While the level of profitability during the second quarter was modest, if current conditions in our Oil Business segment continue, we expect to have an increase in profitability in this segment during the remainder of fiscal 2016."

Chalhoub added, "Even though we were not able to produce revenue growth in our Environmental Services segment, we were still able to generate a healthy operating margin of 28.8% during the second quarter.  The lack of revenue growth was due, in part, to a decline in activity at customers in, and related to, the energy sector.  We anticipate we will again generate growth in this segment by the fourth quarter of fiscal 2016."

Mark DeVita, Chief Financial Officer stated, "During the second quarter of 2016, the profit before corporate SG&A expense in our Oil Business segment was 1.6% compared to a loss before corporate SG&A expense of (11.2)% in the first quarter of 2016.  This improvement was primarily driven by an $0.08 per gallon increase in our average selling price for base oil along with an increase of approximately $0.04 per gallon in the average price charged to used oil generators for collection of their used oil. "

DeVita added, "Our profit before corporate SG&A expense in the Environmental Services segment increased 1.0% to 27.6% for the first half of fiscal 2016 compared to the first half of 2015."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; our ability to realize the anticipated benefits from our used oil re-refinery expansion within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 16, 2016 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small and mid-sized manufacturers, such as metal product fabricators and printers.  Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 81 branches serving over 100,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, July 28, 2016 at 7:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 18, 2016	January 2, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$25,325	$23,608
Accounts receivable - net	43,487	41,592
Inventory - net	21,553	24,774
Other current assets	6,578	4,810
Total Current Assets	96,943	94,784
Property, plant and equipment - net	130,997	131,365
Equipment at customers - net	23,148	23,172
Software and intangible assets - net	21,539	22,202
Goodwill	31,511	30,325
Total Assets	$304,138	$301,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,116	$25,129
Current maturities of long-term debt	6,659	6,700
Accrued salaries, wages, and benefits	4,775	4,330
Taxes payable	7,223	6,735
Other current liabilities	5,310	3,617
Total Current Liabilities	49,083	46,511
Long term debt, less current maturities	61,426	62,778
Deferred income taxes	2,843	2,726
Total Liabilities	$113,352	$112,015

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,259,042 and 22,213,364 shares issued and outstanding at June 18, 2016 and January 2, 2016, respectively	$223	$222
Additional paid-in capital	183,525	182,558
Retained earnings	6,449	6,385
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	190,197	189,165
Noncontrolling interest	589	668
Total Equity	$190,786	$189,833
Total Liabilities and Stockholders' Equity	$304,138	$301,848

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 18, 2016	June 20, 2015	June 18, 2016	June 20, 2015

Revenues
Product revenues	$24,695	$32,223	$48,399	$66,620
Service revenues	55,857	50,718	110,606	100,357
Total revenues	$80,552	$82,941	$159,005	$166,977

Operating expenses
Operating costs	$61,711	$64,363	$125,959	$134,077
Selling, general, and administrative expenses	11,521	10,615	23,729	21,681
Depreciation and amortization	4,118	4,298	8,246	8,631
Other (income) - net	(142)	(154)	(201)	(253)
Operating income	3,344	3,819	1,272	2,841
Interest expense – net	451	408	969	962
Income before income taxes	2,893	3,411	303	1,879
Provision for income taxes	1,062	1,413	197	781
Net income	1,831	1,998	106	1,098
Income attributable to noncontrolling interest	—	28	42	69
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$1,831	$1,970	$64	$1,029

Net income per share: basic	$0.08	$0.09	$—	$0.05
Net income per share: diluted	$0.08	$0.09	$—	$0.05

Number of weighted average shares outstanding: basic	22,246	22,138	22,236	22,129
Number of weighted average shares outstanding: diluted	22,419	22,403	22,392	22,374

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

Second Quarter Ended,
June 18, 2016
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$5,106	$19,589	$—	$24,695
Service revenues	47,331	8,526	—	55,857
Total revenues	$52,437	$28,115	$—	$80,552
Operating expenses
Operating costs	35,631	26,080	—	61,711
Operating depreciation and amortization	1,710	1,591	—	3,301
Profit before corporate selling, general, and administrative expenses	$15,096	$444	$—	$15,540
Selling, general, and administrative expenses			11,521	11,521
Depreciation and amortization from SG&A			817	817
Total selling, general, and administrative expenses			$12,338	$12,338
Other (income) - net			(142)	(142)
Operating income				3,344
Interest expense – net			451	451
Income before income taxes				$2,893

Second Quarter Ended,
June 20, 2015
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$5,370	$26,853	$—	$32,223
Service revenues	47,600	3,118	—	50,718
Total revenues	$52,970	$29,971	$—	$82,941
Operating expenses
Operating costs	35,591	28,772	—	64,363
Operating depreciation and amortization	1,671	1,840	—	3,511
Profit (loss) before corporate selling, general, and administrative expenses	$15,708	$(641)	$—	$15,067
Selling, general, and administrative expenses			10,615	10,615
Depreciation and amortization from SG&A			787	787
Total selling, general, and administrative expenses			$11,402	$11,402
Other (income) - net			(154)	(154)
Operating income				3,819
Interest expense – net			408	408
Income before income taxes				$3,411

First Half Ended,
June 18, 2016
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$10,135	$38,264	$—	$48,399
Service revenues	94,663	15,943	$—	110,606
Total revenues	$104,798	$54,207	$—	$159,005
Operating expenses
Operating costs	72,436	53,523	—	125,959
Operating depreciation and amortization	3,424	3,171	—	6,595
Profit (loss) before corporate selling, general, and administrative expenses	$28,938	$(2,487)	$—	$26,451
Selling, general, and administrative expenses			23,729	23,729
Depreciation and amortization from SG&A			1,651	1,651
Total selling, general, and administrative expenses			$25,380	$25,380
Other (income) - net			(201)	(201)
Operating income				1,272
Interest expense – net			969	969
Income before income taxes				$303

First Half Ended,
June 20, 2015
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$10,710	$55,910	$—	$66,620
Service revenues	95,145	5,212	—	100,357
Total revenues	$105,855	$61,122	$—	$166,977
Operating expenses
Operating costs	74,304	59,773	—	134,077
Operating depreciation and amortization	3,398	3,704	—	7,102
Profit (loss) before corporate selling, general, and administrative expenses	$28,153	$(2,355)	$—	$25,798
Selling, general, and administrative expenses			21,681	21,681
Depreciation and amortization from SG&A			1,529	1,529
Total selling, general, and administrative expenses			$23,210	$23,210
Other (income) - net			(253)	(253)
Operating income				2,841
Interest expense – net			962	962
Income before income taxes				$1,879

Total assets by segment as of June 18, 2016 and January 2, 2016 were as follows: (in thousands):

(Thousands)	June 18, 2016	January 2, 2016
Total Assets:
Environmental Services	$129,740	$133,718
Oil Business	135,226	132,556
Unallocated Corporate Assets	39,172	35,574
Total	$304,138	$301,848

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, accounts receivable, goodwill, and inventories.  Assets for the corporate unallocated amounts consist of cash, other current assets, and property, plant, and equipment used at the corporate headquarters.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Dollars in thousands)
(Unaudited)

	Second Quarter Ended,		First Half Ended,

	June 18, 2016	June 20, 2015	June 18, 2016	June 20, 2015

Net income	$1,831	$1,998	$106	$1,098

Interest expense - net	451	408	969	962

Provision for income taxes	1,062	1,413	197	781

Depreciation and amortization	4,118	4,298	8,246	8,631

EBITDA(a)	$7,462	$8,117	$9,518	$11,472

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

CONTACT
Mark DeVita
Chief Financial Officer
(847) 836-5670